UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2011

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On June 15, 2011, CIGNA Corporation (the “Company”) entered into the Third Amended and Restated Revolving Credit and Letter of Credit Agreement (the “Credit Agreement”) with the financial institutions named therein, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, and the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Deutsche Bank Securities Inc., Wells Fargo Bank, National Association and HSBC Bank USA, National Association, as co-documentation agents. Under the Credit Agreement, the Company can borrow up to an aggregate principal amount of $1.5 billion, of which up to an aggregate amount of $500 million is also available for the issuance of standby letters of credit.  The Credit Agreement also includes an option to increase the facility amount to up to $2 billion and an option to extend the termination date of June 15, 2016 to the date one year thereafter, in each case, upon certain conditions being met, including the consent of the banks providing the additional commitments or extending the termination date, as applicable.  The Credit Agreement is available for general corporate purposes, including commercial paper backstop and the issuance of standby letters of credit.  This Credit Agreement will refinance the Company’s existing credit agreement, the Second Amended and Restated Revolving Credit and Letter of Credit Agreement, dated June 19, 2007.

Various interest rate options are available under the Credit Agreement, including paying interest on outstanding Advances (as defined in the Credit Agreement) at rates equal to either (x) in the case of Base Rate Advances (as defined in the Credit Agreement), the highest of (i) Citibank’s Base Rate (as defined in the Credit Agreement), (ii) the Federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.0% plus an applicable margin based on the Company Public Debt Ratings or (y) in the case of Eurodollar Rate Advances, LIBOR plus an applicable margin based on the Company Public Debt Ratings.

The Credit Agreement contains covenants, including provisions that (a) restrict, among other things, the ability of the Company and its subsidiaries to incur certain liens, to convey the capital stock of any of its material subsidiaries, to merge or consolidate all or substantially all of the property of the Company (subject to certain exceptions), and (b) require the Company to have hedging or other risk mitigation arrangements in place to address the Variable Annuity Death Benefit run-off reinsurance business.  The Credit Agreement also contains a financial covenant requiring the Company to maintain a total debt to capital ratio at or below 0.50 to 1.00.

The Credit Agreement contains other customary provisions regarding events of default which could result in the termination of commitments, an acceleration of repayment of outstanding Advances and/or the provision of cover in an amount equal to the aggregate amount of any issued and outstanding letters of credit.  The events of default include (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters or cross-default to other debt agreements.

The agents and the banks under the Credit Agreement and their affiliates have provided, and future banks under the Credit Agreement may provide, various investment banking, other commercial banking and financial advisory services to the Company for which they have received, and may in the future receive, customary fees.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1  Third Amended and Restated Revolving Credit and Letter of Credit Agreement, dated as of June 15, 2011

            SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: June 17, 2011	By:	/s/ Thomas A. McCarthy
Thomas A. McCarthy
Acting Chief Financial Officer

Index to Exhibits

Number	Description	Method of Filing

99.1	Third Amended and Restated	Filed herewith.
Revolving Credit and Letter of
Credit Agreement, dated as of
June 15, 2011